Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Honest Company, Inc. of our report dated March 28, 2022 relating to the financial statements, which appears in The Honest Company's Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 28, 2022